EXHIBIT 2
JOINT OPERATION AND
ACCOUNTING PROCEDURES AGREEMENT
AGREEMENT dated as of January 1, 1984 by and among Bradbury Dyer III (hereinafter called “Dyer”), an individual residing in Dallas, Texas, Paragon Associates (hereinafter called “Old Paragon”), a Texas limited partnership of which Dyer is the general partner, and Paragon Associates II (hereinafter called “Paragon II”), a Texas limited partnership of which Dyer is the general partner. The address of Dyer, Old Paragon and Paragon II is Suite 2340, One Dallas Centre, 350 North St. Paul, Dallas, Texas 75201.
Note: The Introductory Statement to this Agreement has been deleted because it does not govern the terms of the joint operation of the parties hereto and does contain certain information which the reporting persons desire to hold in confidence.
AGREEMENT
1. Old Paragon and Paragon II hereby form a joint venture for the purpose of jointly carrying out the purposes set forth in the Limited Partnership Agreements of Old Paragon and Paragon II and accounting for their commingled assets and liabilities exclusive of the contingent liabilities of the Metropolitan Claims which shall be retained by, and remain solely the obligation of, Old Paragon. Each party hereto may withdraw from the joint venture its share of the assets subject to its share of the liabilities at any time.
2. Old Paragon confirms to Paragon II that Old Paragon intends solely to retain and does retain any and all liability which it might have with respect to the Metropolitan Claims and Old Paragon hereby indemnifies the joint venture and Paragon II and each person or entity who is at any time a limited partner of Paragon II against any loss or liability with respect to, or resulting from, the Metropolitan Claims and any and all costs and expenses, including attorney’s fees, which any of them may incur in connection with the defense thereof or the enforcement of this provision. Dyer will not permit capital withdrawals from Old Paragon which would impair its ability to satisfy any liability which it might have with respect to the Metropolitan Claims or with respect to obligations under this paragraph 2.
3. Dyer, as agent for the joint venture, hereby is authorized to open any and all bank, brokerage or other accounts necessary or useful for the joint operation of Old Paragon and Paragon II. Any bank, broker or other person may conclusively rely on this agreement as evidence of Dyer’s authority to so act.

4. Old Paragon shall have a _____% interest in the joint venture and Paragon II shall have a _____% interest in the joint venture. Such interests are based upon Old Paragon’s net worth (net of withdrawals) at December 31, 1983 of $_____ and Paragon II’s net worth as of January 1, 1984 of $_____. These sharing ratios will be adjusted to reflect any contributions or withdrawals by either Old Paragon or Paragon II. Each of Old Paragon and Paragon II hereby assumes through the joint venture a pro rata interest in each contributed asset and liability of the other, it is being understood and agreed that no liability with respect to the Metropolitan Claims is being assumed through the joint venture or otherwise. Further, Old Paragon and Paragon II each agree that any gain or loss realized for federal income tax purposes which is attributable to unrealized gain or loss existing on January 1, 1984 shall be included in the gain or loss of the contributing party.
5. Old Paragon and Paragon II agree that each will separately account for its interest in the joint venture and each will separately prepare and file all appropriate tax returns.
6. Dyer, as agent for the joint venture, will make any and all tax filings and elections for the joint venture as appropriate to reflect the separate and distinct nature of the interests of Old Paragon and Paragon II in the joint venture.
7. The authority of Dyer, as agent for the accounts of the joint venture, shall be the same as his authority with respect to the separate assets and liabilities of Old Paragon and Paragon II under the Limited Partnership Agreement for Paragon Associates (as amended) and the Limited Partnership Agreement for Paragon Associates II.
8. This Agreement shall be effective as of January 1, 1984. Any activity in any account of Old Paragon or Paragon II since that date will be deemed to be for the account of the joint venture.
9. Paragraph 2 of this Agreement may not be amended or terminated without the prior written consent of each person or entity which becomes a limited partner of Paragon II any time on or after January 1, 1984.
10. Nothing in this Agreement shall prevent Bradbury Dyer III from causing the termination of the joint venture when there is no longer pending or threatened against Bradbury Dyer III or Paragon Associates any Metropolitan Claim.

EXECUTED at Dallas, Texas as of the day and year first above written.

PARAGON ASSOCIATES
By:	/s/ BRADBURY DYER III
Bradbury Dyer III
General Partner

PARAGON ASSOCIATES II
By:	/s/ BRADBURY DYER III
Bradbury Dyer III General Partner

/s/ BRADBURY DYER III
BRADBURY DYER III
Authorized Agent

Annex A

		Number of Shares of	Price Per Share
Transaction Date	Buy/(Sell)	Common Stock	(US$)
10/13/2008	Buy	43,400	$3.97
10/14/2008	Buy	11,600	$4.01
10/15/2008	Buy	8,900	$3.98
10/16/2008	Buy	3,100	$3.71
10/17/2008	Buy	1,400	$3.75
10/20/2008	Buy	600	$3.86
10/21/2008	Buy	23,000	$3.84
10/28/2008	Buy	10,000	$3.07
10/29/2008	Buy	20,100	$2.93
10/30/2008	Buy	9,000	$2.83
10/31/2008	Buy	19,500	$2.78
11/4/2008	Buy	5,700	$3.02
11/5/2008	Buy	250,000	$2.97
11/14/2008	Buy	3,100	$2.34
11/17/2008	Buy	40,000	$2.56
11/18/2008	Buy	500	$2.14
11/18/2008	Buy	25,000	$2.38
11/19/2008	Buy	25,000	$2.29
11/20/2008	Buy	2,803	$2.20
11/20/2008	Buy	25,000	$2.21
11/21/2008	Buy	25,000	$2.16
11/21/2008	Buy	2,500	$2.26
11/24/2008	Buy	50,000	$2.16
11/24/2008	Buy	1,425	$2.11
11/25/2008	Buy	14,700	$2.28
12/1/2008	Buy	50,000	$2.47
12/3/2008	Buy	50,000	$2.42
12/4/2008	Buy	25,000	$2.30
12/4/2008	Buy	3,156	$2.26
12/5/2008	Buy	34,400	$2.42
12/10/2008	Buy	3	$2.36